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                                  EXHIBIT 22.1

                    SUBSIDIARIES OF U.S. HOME SYSTEMS, INC.
                    ---------------------------------------

                                                          Percentage of Capital
         Subsidiary              State of Incorporation    Stock Owned by USHS
------------------------------   ----------------------   ---------------------
U.S. Remodelers, Inc.                  Delaware                   100
Remodelers Credit Corporation          Delaware                   100
Facelifters Home Systems, Inc.         Delaware                   100
First Consumer Credit, Inc.             Texas                     100
U.S. Window Corporation                California                 100